                                                                    EXHIBIT 11.1

                                 ODWALLA, INC.

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS



                                 Three Months Ended        Six Months Ended
                                 ---------------------   ---------------------
                                 Feb. 29,    Feb. 28,    Feb. 29,     Feb. 28,
                                   1996         1997        1996        1997
                                 ---------   ---------   ---------   ---------
 Weighted average shares of
      common stock outstanding
      for the period             4,919,000   4,976,000   4,907,000   4,967,000

 Weighted  average common
      share equivalents (1)           --          --          --          --
                                 ---------   ---------   ---------   ---------

 Shares used in computing
      net earnings per share     4,919,000   4,976,000   4,907,000   4,967,000
                                 =========   =========   =========   =========



(1) The effect of common stock equivalents is not presented as it would be anti-dilutive.